Exhibit 99.1
Pentair, Inc.
5500 Wayzata Blvd., Suite 800
Minneapolis, MN 55416
763 545 1730 Tel
763 656 5400 Fax
News Release
Pentair Provides Financial Outlook for 2011
- Company Reaffirms 2010 Earnings Outlook -
MINNEAPOLIS, Minn. — December 17, 2010 — Pentair, Inc. (NYSE: PNR) today provided its 2011 sales and earnings outlook. For the full year 2011, the company anticipates sales growing in the mid-single digit range to approximately $3.2 billion. This reflects expected recurring organic revenue growth in the high-single digits, partially offset by the negative year-over-year impact of the Gulf Intracoastal Waterway project estimated at $56 million in 2010. Pentair expects 2011 net earnings per diluted share from continuing operations (EPS) will be between $2.20 and $2.35, which represents an increase of approximately 12 to 20 percent from the mid-point of 2010 outlook and includes the impact of higher year-over-year pension expense. The company expects to continue to generate free cash flow in excess of net income for 2011.
“We are making significant progress in strengthening our company, expanding our reach, and driving operational excellence to fuel future growth for Pentair,” said Randall J. Hogan, Chairman and Chief Executive Officer. “In 2011, we expect innovation, expanded distribution and fast growth markets to continue to deliver recurring top-line growth in line with our long term growth targets.
“As we drive ongoing productivity and leverage our global manufacturing capabilities,” continued Hogan, “we anticipate operating margins to expand over 100 basis points in 2011 compared to the prior year. This reflects volume leverage, price increases and productivity more than offsetting expected material and labor inflation. In addition, we anticipate the pace of operating expense increases to moderate as we see returns on the global investments we have made in our innovation platforms and manufacturing capabilities over the past several years. We will continue to invest and drive initiatives that position us well for sustainable, profitable growth in 2011 and beyond.”
The company continues to expect full year 2010 EPS in the range of $1.93 to $1.98 and sales of approximately $3.0 billion, an increase of 12 percent compared to the prior year. Sales in 2010 include the Gulf Intracoastal Waterway project of approximately $56 million, which increased sales by approximately 2 percentage points. The company said it remains on track to achieve free cash flow greater than $225 million for 2010, which excludes approximately $25 million of accelerated pension contribution anticipated in December 2010.
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Conference Call
Pentair Chairman and CEO Randall J. Hogan and Chief Financial Officer John L. Stauch will discuss the company’s outlook on a two-way conference call with investors and a live audio webcast at 9:00 a.m. Eastern today. Related financial charts and certain other information to be discussed on the conference call will be available on the company’s website (www.pentair.com) shortly before the conference call. The web cast and presentation will be archived at the same site following the conclusion of the conference call.
Caution concerning forward-looking statements
Any statements made about the company’s anticipated financial results are forward-looking statements subject to risks and uncertainties such as the magnitude, timing and scope of recovery from the global economic downturn; the strength of housing and related markets; the risk that expected benefits from our recent restructuring and other cost reduction plans may not be fully realized, or may take longer to realize than expected; foreign currency effects; material inflation outpacing our productivity and pricing actions; retail, commercial and industrial demand; product introductions; and pricing and other competitive pressures, as well as other risk factors set forth in our SEC filings. Forward-looking statements included herein are made as of the date hereof, and the company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances. Actual results could differ materially from anticipated results.
About Pentair, Inc.
Pentair (www.pentair.com) is a global diversified industrial company headquartered in Minneapolis, Minnesota. Its Water Group is a global leader in providing innovative products and systems used worldwide in the movement, treatment, storage and enjoyment of water. Pentair’s Technical Products Group is a leader in the global enclosures and thermal management markets, designing and manufacturing thermal management products and standard, modified, and custom enclosures that protect sensitive electronics and the people that use them. With 2009 revenues of $2.7 billion, Pentair employs approximately 13,500 people worldwide.
Pentair Contacts:
Sara Zawoyski
Vice President, Investor Relations
Tel.: (763) 656-5575
E-mail: sara.zawoyski@pentair.com
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